CONFIDENTIAL INFORMATION HAS BEEN OMITTED PURSUANT TO RULE 406 UNDER THE SECURITIES ACT AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE LOCATIONS OF THE OMITTED INFORMATION HAVE BEEN INDICATED WITH ASTERISKS.

                                                                   EXHIBIT 10.15

Agreement No: 4870-ERTER-BA-99 Amount: $3,000,000 Type: Cost-Sharing

                                   Agreement

     Agreement dated this 25th day of January, 1999 by and between the NEW YORK STATE ENERGY RESEARCH AND DEVELOPMENT AUTHORITY ("NYSERDA"), a New York public benefit corporation having its principal office and place of business at Corporate Plaza West 286 Washington Avenue Extension, Albany, New York 12203-6399. and PLUG POWER L.L.C., having its principal office and place of business at 968 Albany-Shaker Road, Albany, New York 12110 (the "Contractor").

     Whereas, the New York State Public Authorities Law empowers NYSERDA to develop and implement new energy technologies consistent with economic, social and environmental objectives, to develop and encourage energy conservation technologies, and to promote, develop encourage and assist special energy projects and thereby advance job opportunities, health, general prosperity and the economic welfare of the people of the State of New York; and

     Whereas, The New York State Department of Environmental Conservation ("NYSDEC"). pursuant to the 1996 Clean Water/Clean Air Bond Act, as specifically set forth in Environmental Conservation Law Section 56-0607 is authorized, in consultation with other state agencies as may be necessary, to make state assistance payments for projects which will enhance the quality of the State's environment and the State's air quality; and

     Whereas, in accordance with the requirements of the Environmental Conservation Law Section 56-0607, the NYSDEC in consultation with NYSERDA, has developed a program to improve air quality in New York State, by improving the performance of, or lowering product cost to accelerate the widespread use of ultra-clean, innovative, and advanced power-generation technologies; and

     Whereas, in an effort to implement this program, NYSERDA, in conjunction with the NYSDEC issued Program Opportunity Notice 425-98 entitled "Power-Generation Technologies Demonstrating Improvements to Air Quality" to solicit proposals under the Program; and

     Whereas, the Contractor submitted a proposal to manufacture, test, and evaluate pre-production prototype residential fuel cell systems based upon Plug Power's prototype 7000 PEM Fuel Cell (the "Project") and to demonstrate the practical applications of such technology for the purpose of providing air quality benefits through the accelerated deployment of the technology; and

     Whereas, NYSERDA and the NYSDEC desire to co-sponsor the further development of the Plug Power 7000 PEM Fuel Cell as described in the attached Exhibit A, Statement of Work of this Agreement, which shall be considered a continuation, enhancement, modification, and improvement to the Plug Power 7000 PEM Fuel Cell that the Contractor is continuing to develop.

     NOW, THEREFORE, in consideration of the premises and of the mutual promises of the parties herein expressed, the parties agree as follows:

                                   Article I
                                  Definitions

     Section 1.01. Definitions. Unless the context otherwise requires, the terms defined below shall have, for all purposes of this Agreement, the respective meanings set forth below, the following definitions to be equally applicable to both the singular and plural forms of any of the terms defined.

          (a)  General Definition.

          Agreement: This Agreement and Exhibits A, B, C, and D hereto, all of which are made a part hereof as though herein set forth in full.

          Budget: The Schedule and Milestone Payments set forth in Exhibit A hereto.

          Contract Administrator: NYSERDA's Director of Contract Management, Robert G. Callender, or such other person who may be designated, in writing, by NYSERDA.

          Effective Date: The effective date of this Agreement shall be the date in the first paragraph of page one, above.

          Final Report: The Final Report required by the Statement of Work hereof.

          MWBE Goal Plan: The Plan required under Section 3.02 of this
Agreement.

          MWBE Reports: The Reports required under Section 3.03 of this
Agreement.

          Person: An individual, a corporation, an association or partnership, an organization, a business or a government or political subdivision thereof, or any governmental agency or instrumentality.

          Progress Reports: The Progress Reports required by the Statement of Work hereof.

          Statement of Work: The Statement of Work attached hereto as Exhibit A.

          Subcontract: An agreement for the performance of Work by a Subcontractor, including any purchase order for the procurement of permanent equipment or expendable supplies in connection with the Work.

          Subcontractor: A person who performs Work directly or indirectly for or on behalf of the Contractor (and whether or not in privity of contract with the Contractor) but not including any employees of the Contractor or the Subcontractors.

          Work: The Work described in the Exhibit A (including the procurement of equipment and supplies in connection therewith) and the performance of all other requirements imposed upon the Contractor under this Agreement.

          (b) Data Rights and Patents Definition.

          Contract Data: Technical Data first produced in the performance of the contract, Technical Data which are specified to be delivered under the contract, or Technical Data actually delivered in connection with the contract.

          Practical Application: To manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system and under conditions which indicate that the benefits of the invention are available to the public on reasonable terms.

          Proprietary Data: Technical Data which embody trade secrets developed at private expense, such as design procedures or techniques, chemical composition of materials, or manufacturing methods, processes, or treatments, including minor modifications thereof provided that such data:

               (i) are not generally known or available from other sources without obligation concerning their confidentiality;

               (ii) have not been made available by the owner to others without obligation concerning its confidentiality; and

               (iii) are not already available to NYSERDA without obligation concerning their confidentiality.

          Subject Invention: Any invention or discovery of the Contractor conceived or first actually reduced to practice in the course of or under this Agreement, and includes any art, method, process, machine, manufacture, design, or composition of matter, or any new and useful improvement thereof, or any variety of plants, whether patented or unpatented, under the Patent Laws of the United States of America or any foreign country.

          Technical Data: Recorded information regardless of form or characteristic, of a scientific or technical nature. It may, for example, document research, experimental or developmental, or demonstration, or engineering work, or be usable or used to define a design or process, or to procure, produce, support, maintain, or operate material. The data may be graphic or pictorial delineations in media such as drawings or photographs, text in specifications or related performance or design type documents or computer software

(including computer software programs, computer software data bases, and computer software documentation). Examples of Technical Data include research and engineering data, engineering drawings and associated lists, specifications, standards, process sheets, manuals, technical reports, catalog item identification, and related information. Technical Data as used herein does not include financial reports, cost analyses, and other information incidental to contract administration.

          Unlimited Rights: Rights to use, duplicate, or disclose Technical Data, in whole or in part, in any manner and for any purpose whatsoever, and to permit others to do so.

                                  Article II
                              Performance of Work

     Section 2.01. Manner of Performance. Subject to the provisions of Article XII hereof, the Contractor shall perform all of the Work described in the Statement of Work, or cause such Work to be performed in an efficient and expeditious manner and in accordance with all of the terms and provisions of this Agreement. The Contractor shall perform the Work in accordance with the current professional standards and with the diligence and skill expected for the performance of work of the type described in the Statement of Work. The Contractor shall furnish such personnel and shall procure such materials, machinery, supplies, tools, equipment and other items as may reasonably be necessary or appropriate to perform the Work in accordance with this Agreement.

     Section 2.02. Project Personnel. It is understood and agreed that Mr. John Law shall serve as Project Director and as such shall have the responsibility of the overall supervision and conduct of the Work on behalf of the Contractor and that the persons described in the Statement of Work shall serve in the capacities described therein. Any change of Project Director by the Contractor shall be subject to the prior written approval of NYSERDA. Such approval shall not be unreasonably withheld, and, in the event that notice of approval or disapproval is not received by the Contractor within thirty days after receipt of request for approval by NYSERDA, the requested change in Project Director shall be considered approved. In the event that NYSERDA requires additional time for considering approval, NYSERDA shall notify the Contractor within thirty days of receipt of the request for approval that additional time is required and shall specify the additional amount of time necessary up to 180 days.

                                  Article III
                                 Deliverables

     Section 3.01. Deliverables. All deliverables shall be provided in accordance with the Exhibit A Statement of Work.

     Section 3.02. MWBE Goal Plan. The Contractor shall deliver to NYSERDA its Plan to implement NYSERDA's goal of providing minority and women-owned subcontractors and suppliers with at least 8.8% of subcontracts required to complete the Work as described in Exhibit A of this Agreement. Such Plan shall be approved by NYSERDA and NYSDEC and upon approval delivered to NYSERDA prior to commencing the Work set forth in Exhibit A of this Agreement.

     Section 3.03. MWBE Report. The Contractor shall deliver to NYSERDA quarterly reports outlining the Contractor's progress at meeting the goal described in Section 3.02 above.

                                  Article IV
                                 Compensation

     Section 4.01. Payments. The Contractor will be paid upon submission of proper invoices, the prices stipulated in the Budget for Work delivered or rendered and accepted, less deductions, if any, as herein provided. The total price NYSERDA shall pay to the Contractor provisions of Article XII hereof, as represents the price of the Work. Subject to the limiting, NYSERDA's price of the Work, NYSERDA shall pay the Contractor the total price of $3,000,000, according to the Budget, subject to the provisions, restrictions contained herein. Such amount shall be paid only to the extent that costs are incurred by the Contractor in performance of the Work in accordance with the provisions of this Agreement the Budget and the following:

          (a) Staff Charges: The Contractor shall be compensated for the services performed by its employees under the terms of this Agreement at the employee's actual wage rate. The Contractor represents and warrants to NYSERDA that such rates are, and during the period of this Agreement shall remain, the lowest rates being offered or charged by the Contractor to others for the performance of generally similar services. In the event that any of the Contractor's rates are reduced to the benefit of any client of the Contractor as a result of any audit or for any other reason, the Contractor shall so notify NYSERDA and the appropriate reductions shall be made to the rates utilized hereunder.

          (b) Direct Charges: The Contractor shall be reimbursed for reasonable and necessary actual direct costs incurred (e.g., equipment, supplies, travel and other costs directly associated with the performance of the Agreement) to the extent required in the performance of the Work in accordance with the provisions of the Budget. Travel, lodging, meals and incidental expenses shall be reimbursed for reasonable and necessary costs incurred. Costs should generally not exceed the daily per diem rates published in the Federal Travel Regulations. Reimbursement for the use of personal vehicles shall be limited to the Internal Revenue Service business standard mileage rate.

          (c) Indirect Costs: The Contractor shall be reimbursed for fringe benefits, overhead, general and administrative (G&A), and other indirect costs included in the Budget at such rates as the Contractor may periodically calculate, consistent with appropriate federal guidelines or generally accepted accounting principles.

     Section 4.02. Schedule of Payment. At the completion of each Milestone Billing Event so identified in Exhibit A, the Contractor may submit invoices requesting payment by NYSERDA of the amounts corresponding to the amount identified in the Budget. NYSERDA shall make payment to the Contractor in accordance with and subject to its Prompt Payment Policy Statement attached hereto as Exhibit D. The Contractor shall be notified by NYSERDA in accordance with Section 5.04.4 (b)(2) of such Exhibit D, of any information or documentation which the Contractor did not include with such invoice.

     Section 4.03. Title to Equipment. Title shall vest in the Contractor to all equipment purchased hereunder subject to the provisions of the Demonstration Agreements required in Exhibit A, Statement of Work.

     Section 4.04. Final Payment. Upon final acceptance by NYSERDA of the Final Report and all other deliverables contained in Exhibit A, Statement of Work, pursuant to Section 6.02 hereof, the Contractor shall submit an invoice for final payment with respect to the Work together with such supporting information and documentation as, and in such form as, NYSERDA may require. An invoice for final payment shall include, in addition to the material required pursuant to
Section 4.04 hereof, a statement as to whether any invention or patentable devices have resulted from the performance of the Work. All invoices for final payment hereunder must, under any and all circumstances, be received by NYSERDA prior to October 1, 2001. In accordance with and subject to the provisions of NYSERDA's Prompt Payment Policy Statement, attached hereto as Exhibit D, NYSERDA shall pay to the Contractor within the prescribed time after receipt of such invoice for final payment, the total amount payable pursuant to Section 4.01 hereof, less all progress payments previously made to the Contractor with respect thereto and subject to the maximum commitment of $3,000,000 set forth in
Section 4.07 hereof.

     Section 4.05. Release by NYSDEC and the Contractor. The acceptance by the Contractor of final payment shall release NYSERDA, NYDEC, and the State of New York from all claims and liability that the Contractor, its representatives and assigns might otherwise have relating to this Agreement.

     Section 4.06. Maintenance of Records. The Contractor shall keep, maintain, and preserve at its principal office throughout the term of the Agreement and for a period of seven years after acceptance of the Work, full and detailed books, accounts, and records pertaining to the performance of the Agreement, including without limitation, all bills, invoices, payrolls, subcontracting efforts and other data evidencing, or in any material way related to, the direct and indirect costs and expenses incurred by the Contractor in the course of such performance.

     Section 4.07. Maximum Commitment. The maximum aggregate amount payable by NYSERDA to the Contractor hereunder is $3,000,000. NYSERDA shall not be liable for any costs or expenses in excess of such amount incurred by the Contractor in the performance and completion of the Work.

     Section 4.08. Audit. NYSERDA shall have the right from time to time and at all reasonable times during the term of the Agreement and such period thereafter to inspect and audit any and all books, accounts and records at the office or offices of the Contractor where they are then being kept, maintained and preserved pursuant to Section 4.06 hereof. Any payment made under the Agreement shall be subject to retroactive reduction for amounts included therein which are found by NYSERDA on the basis of any audit of the Contractor by an agency of the United States, State of New York or NYSERDA not to constitute an allowable charge or cost hereunder.

                                   Article V
                 Assignments, Subcontracts and Purchase Orders

     Section 5.01. General Restriction. Except as specifically provided otherwise in this Article, the assignment, transfer, conveyance, subcontracting or other disposal of this Agreement or any of the Contractor's rights, obligations, interests or responsibilities hereunder, in whole or in part, without the express consent in writing of NYSERDA shall be void and of no effect as to NYSERDA.

     Section 5.02. Subcontract Procedure . Without relieving it of, or in any way limiting, its obligations to NYSERDA under this Agreement, the Contractor may enter into Subcontracts for the performance of Work or for the purchase of materials or equipment. Except for a subcontractor or supplier specified in a team arrangement with the Contractor in the Contractor's original proposal, and except for any subcontract or order for equipment, supplies or materials from a single subcontractor or supplier totaling, under $5,000, the Contractor shall select all subcontractors or suppliers through a process of competitive bidding or multi-source price review. A team arrangement is one where a subcontractor or supplier specified in the Contractor's proposal is performing a substantial portion of the Work and is making a substantial contribution to the management and/or design of the Project. In the event that a competitive bidding or multi-source price review is not feasible, the Contractor shall document an explanation for, and justification of, a sole source selection.

     The Contractor shall document the process by which a subcontractor or supplier is selected by making a record summarizing the nature and scope of the work, equipment, supplies or materials sought, the name of each person or organization submitting, or requested to submit, a bid or proposal, the price or fee bid, and the basis for selection of the subcontractor or supplier. An explanation for, and justification of, a sole source selection must identify why the work, equipment, supplies or materials involved are obtainable from or require a subcontractor with unique or exceptionally scarce qualifications or experience, specialized equipment, or facilities not readily available from other sources, or patents, copyrights, or proprietary data.

     All Subcontracts shall contain provisions comparable to those set forth in this Agreement applicable to a subcontractor or supplier, and those set forth in Exhibit B to the extent required by law, and all other provisions now or hereafter required by law to be contained therein.

     The Contractor shall submit to NYSERDA's Contract Administrator for review and written approval all subcontracts including the Phase II subcontracts, deemed necessary by NYSERDA, based on the results and accomplishments of Phase
1. NYSERDA's maximum commitment to the Project shall not be affected by costs incurred in subcontracting any of the Phase 11 tasks. The Contractor shall submit to NYSERDA a copy of all fully executed subcontracts and purchase orders that total greater than $5,000.

     Section 5.03. Performance. The Contractor shall promptly and diligently comply with its obligations under each Subcontract and shall take no action which would impair its rights thereunder. The Contractor shall not assign, cancel or terminate any Subcontract without the prior written approval of the Contract Administrator as long as this Agreement remains in effect. Such approval shall not be unreasonably withheld and, in the event that notice of approval or disapproval is not received by the Contractor within thirty days after receipt of request for approval by NYSERDA, the requested assignment, cancellation, or termination of the Subcontract shall be considered approved by NYSERDA. In the event that NYSERDA requires additional time for considering approval, NYSERDA shall notify the Contractor within thirty days of receipt of the request for approval that additional time is required and shall specify the additional amount of time necessary up to 180 days.

                                  Article VI
                         Schedule: Acceptance of Work

     Section 6.01. Schedule. The Work shall be performed as expeditiously as possible in conformity with the schedule requirements contained herein and in the Statement of Work. The draft and final versions of the Final Report shall be submitted by the dates specified in the Exhibit A Schedule. It is understood and agreed that the delivery of the draft and final versions of such reports by the Contractor shall occur in a timely manner and in accordance with the requirements of the Exhibit A Schedule.

     Section 6.02. Acceptance of Work. The completion of the Work shall be subject to acceptance by NYSERDA in writing of the Final Report and all other deliverables as defined in Exhibit A, Statement of Work.

                                  Article VII
                                 Force Majeure

     Section 7.01. Force Majeure. Neither party hereto shall be liable for any failure or delay in the performance of its respective obligations hereunder if and to the extent that such delay or failure is due to a cause or circumstance beyond the reasonable control of such party, including, without limitation, acts of God or the public enemy, expropriation or confiscation of land or facilities, compliance with any law, order or request of any Federal, State, municipal or local governmental authority, acts of war, rebellion or sabotage or damage resulting therefrom, fires, floods, storms, explosions, accidents, riots, strikes, or the delay or failure to perform by any Subcontractor by reason of any cause or circumstance beyond the reasonable control of such Subcontractor.

                                 Article VIII

                            Technical Data, Patents

     Section 8.01.  Rights in Technical Data.

            (a) Technical Data: Rights in Technical Data shall be allocated as follows:

                    (1)  NYSERDA shall have:

                         (i) unlimited rights in Contract Data except as otherwise provided below with respect to Proprietary Data; and

                         (ii) no rights under this Agreement in any Technical Data which are not Contract Data.

                    (2)  The Contractor shall have:

                         (i) the right to withhold Proprietary Data in accordance with the provisions of this clause; and

                         (ii) the right to make, use and sell the 7000 PEM Fuel Cell. If the Contractor fails to make, use, and sell the 7000 PEM Fuel Cell within five years from the Contractor's receipt of Final Payment as described in Section 4.04 hereof, under conditions which indicate that the benefits of the 7000 PEM Fuel Cell are available to the public on reasonable terms, NYSERDA shall have a royalty-free, exclusive, worldwide license sufficient in scope to allow NYSERDA to make, use or sell the 7000 PEM Fuel Cell and to allow others to do so, including a non-exclusive right in Proprietary Data incorporated into or necessary for use in connection with the making, use, or sale of the 7000 PEM Fuel Cell by NYSERDA or its sublicensees. The Contractor agrees to disclose such Proprietary Data to NYSERDA, and NYSERDA may disclose such Proprietary Data to its sublicensees who have agreed to keep such Proprietary Data confidential; and

                         (iii) the right to use for its private purposes subject to patent, or other provisions of this Agreement, Contract Data it first produces in the performance of this Agreement provided the data requirements of this Agreement have been met as of the date of the private use of such data.

     The Contractor agrees that to the extent it receives or is given access to Proprietary

Data or other technical, business or financial data in the form of recorded information from NYSERDA or a NYSERDA contractor or subcontractor, the Contractor shall treat such data in accordance with any restrictive legend contained thereon, unless another use is specifically authorized by prior written approval of the Contract Administrator.

     Section 8.02.  Patents.

            (a) The Contractor may elect to retain the entire right, title and interest throughout the world to each Subject Invention of the Contractor conceived or first actually reduced to practice in the performance of the Work under the Agreement; except, that with respect to any Subject Invention in which the Contractor elects to retain title, NYSERDA shall have a non-exclusive, non-transferrable, irrevocable, paid-up license for itself, the State of New York and all political subdivisions and other instrumentalities of the State of New York, to practice or have practiced for or on their behalf the Subject Invention throughout the world, exclusively for their own use of the Subject Invention.

            (b) Within six months of the time a Subject Invention is made, or as part of the request for final payment, whichever shall occur first, the Contractor shall submit to NYSERDA a written invention disclosure. Within twelve months of the time a Subject Invention is made, or as part of the request for final payment, whichever shall occur first, the Contractor shall advise NYSERDA in writing whether the Contractor elects to retain principal rights in the Subject Invention. The Contractor shall file the patent application for a Subject Invention within two years of the date of election. If the Contractor fails to disclose a Subject Invention, fails to elect to retain principal rights thereto, or to file a patent application within the time specified in this paragraph, or if the Contractor elects not to retain principal rights in a Subject Invention, the Contractor shall convey to NYSERDA title to the Subject Invention unless NYSERDA shall waive in writing its right to take title. In the event the Contractor elects not to retain principal rights in a Subject Invention, the Contractor shall retain a non-exclusive, royalty-free license throughout the world in such Subject Invention transferable only with the written approval of NYSERDA. Such approval shall not be unreasonably withheld, and, in the event that notice of approval or disapproval is not received by the Contractor within thirty days after receipt of request for approval, the requested transfer shall be considered approved. In the event that NYSERDA requires additional time for considering approval, NYSERDA shall notify the Contractor within thirty days of receipt of the request for approval that additional time is required and shall specify the additional amount of time necessary up to 180 days.

            (c) The Contractor shall submit to NYSERDA, not less frequently than annually, written reports which indicate the status of utilization of Subject Inventions in which the Contractor retains principal rights. The reports shall include information regarding the status of development, date of first commercial sale or use, and gross royalties received by the Contractor. Such report shall be furnished to NYSERDA not later than February 1 following the calendar year covered by the report. In the event the Contractor fails to demonstrate that the Contractor has taken effective steps within three years after a patent is issued to bring the

Subject Invention to the point of Practical Application, then NYSERDA shall have the right to grant a non-exclusive or exclusive license to responsible applicants under terms that are reasonable under the circumstances, or to require the Contractor to do so.

            (d) The Contractor shall include the foregoing patent clauses, suitably modified to identify the parties, in all subcontracts which involve the performance of Work under this Agreement. The Subcontractor shall retain all rights provided for the Contractor, and the Contractor shall retain all rights provided for NYSERDA, as set forth above.

                                  Article IX
                           Warranties and Guarantees

     Section 9.01. Warranties and Guarantees. The Contractor warrants and guarantees that:

            (a) it is financially and technically qualified to perform the Work;

            (b) it is familiar with and will comply with all general and special Federal, State, municipal and local laws, ordinances and regulations, if any, that may in any way affect the performance of this Agreement;

            (c) the design, supervision and workmanship furnished with respect to performance of the Work shall be in accordance with sound and currently accepted scientific standards and engineering practices;

            (d) all materials, equipment and workmanship furnished by it and by Subcontractors in performance of the Work or any portion thereof shall be free of defects in material and workmanship, and all such materials and equipment shall be of first-class quality, shall conform with all applicable codes, specifications, standards and ordinances and shall have service lives and maintenance characteristics suitable for their intended purposes in accordance with sound and currently accepted scientific standards and engineering practices;

            (e) neither the Contractor nor any of its employees, agents, representatives or servants has actual knowledge of any patent issued under the laws of the United States or any other matter which could constitute a basis for any claim that the performance of the Work or any part thereof infringes any patent or otherwise interferes with any other right of any Person;

            (f) there are no existing undisclosed or threatened legal actions, claims, or encumbrances, or liabilities that may adversely affect the Work or NYSERDA's rights hereunder; and

            (g) it has no actual knowledge that any information or document or statement furnished by the Contractor in connection with this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement not misleading, and that all facts have been disclosed that would materially adversely affect the Work.

                                   Article X
                                Indemnification

     Section 10.01. Indemnification. The Contractor shall protect, indemnify and hold harmless NYSERDA, NYSDEC, and the State of New York from and against all liabilities, losses, claims, damages, judgments, penalties, causes of action, costs and expenses (including, without limitation, attorneys' fees and expenses) imposed upon or incurred by or asserted against NYSERDA, NYSDEC, or the State of New York resulting from, arising out of or relating to the performance of this Agreement. The obligations of the Contractor under this Article shall survive any expiration or termination of this Agreement and shall not be limited by any remuneration herein of required insurance coverage.

                                  Article XI
                                   Insurance

     Section 11.01. Maintenance of Insurance: Policy Provision . The Contractor, at no additional cost to NYSERDA and NYSDEC, shall maintain or cause to be maintained throughout the term of this Agreement, insurance of the types and in the amounts specified in the Section hereof entitled Types of Insurance. All such insurance shall be evidenced by insurance policies, each of which shall:

            (a) name or be endorsed to cover NYSERDA, NYSDEC, the State of New York and the Contractor as insureds, as their respective interests may appear;

            (b) provide that such policy may not be cancelled or modified until at least 30 days after receipt by NYSERDA of written notice thereof, and

            (c)     be reasonably satisfactory to NYSERDA in all other respects.

     Section 11.02. Types of Insurance. The types and amounts of insurance required to be maintained under this Article are as follows:

            (a) Commercial general liability insurance for bodily injury liability, including death, and property damage liability, incurred in connection with the performance of this Agreement, with minimum limits of $1,000,000 in respect of claims arising out of personal injury or sickness or death of any one person, $1,000,000 in respect of claims arising out of personal injury, sickness or death in any one accident or disaster, and $1,000,000 in respect of claims arising out of property damage in any one accident or disaster; and

            (b) Commercial automobile liability insurance in respect of motor vehicles owned, licensed or hired by the Contractor and the Subcontractors for bodily injury liability, including death and property damage, incurred in connection with the performance of this Agreement, with minimum limits of $500,000 in respect of claims arising out of personal injury, or sickness or death of any one person, $1,000,000 in respect of claims arising out of personal injury, sickness or death in any one accident or disaster, and $500,000 in respect of claims arising out of property damage in any one accident or disaster.

     Section 11.03. Delivery of Policies: Insurance Certificate. Prior to commencing the Work, the Contractor shall deliver to NYSERDA certificates of insurance issued by the respective insurers, indicating the Agreement number thereon, evidencing the insurance required by this Article and bearing notations evidencing the payment of the premiums thereon or accompanied by other evidence of such payment satisfactory to NYSERDA. In the event any policy furnished or carried pursuant to this Article will expire on a date prior to acceptance of the Work by NYSERDA pursuant to the section hereof entitled Acceptance of Work. The Contractor, not less than 15 days prior to such expiration date, shall deliver to NYSERDA certificates of insurance evidencing the renewal of such policies, and the Contractor shall promptly pay all premiums thereon due. In the event of threatened legal action, claims. encumbrances, or liabilities that may affect NYSERDA hereunder. or if deemed necessary by NYSERDA due to events rendering a review necessary, upon request the Contractor shall deliver to NYSERDA a certified copy of each policy.

                                  Article XII
                         Stop Work Order: Termination

     Section 12.01. Stop Work Order.

            (a) NYSERDA may at any time, by written Order to the Contractor, require the Contractor to stop all or any part of the Work called for by this Agreement for a period of up to 90 days after the Stop Work Order is delivered to the Contractor, and for any further period to which the parties may agree. Any such order shall be specifically identified as a Stop Work Order issued pursuant to this Section. Upon receipt of such an Order, the Contractor shall forthwith comply with its terms and take all reasonable steps to minimize the incurrence of costs allocable to the Work covered by the Order during the period of work stoppage consistent with public health and safety. Within a period of 90 days after a Stop Work Order is delivered to the Contractor, or within any extension of that period to which the parties shall have agreed. NYSERDA shall either:

                    (i) by written notice to the Contractor, cancel the Stop Work Order, which shall be effective as provided in such cancellation notice, or if not specified therein, upon receipt by the Contractor, or

                    (ii) terminate the Work covered by such order as provided in the Termination Section of this Agreement.

            (b) If a Stop Work Order issued under this Section is cancelled or the period of the Order or any extension thereof expires, the Contractor shall resume Work. An equitable adjustment shall be made in the delivery schedule, the estimated cost, the fee, if any, or a combination thereof, and in any other provisions of the Agreement that may be affected, and the Agreement shall be modified in writing accordingly, if:

                    (i) the Stop Work Order results in an increase in the time required for, or in the Contractor's cost properly allocable to, the performance of any part of this Agreement, and

                    (ii) the Contractor asserts a claim for such adjustments within 30 days after the end of the period of Work stoppage; provided that, if NYSERDA decides the facts justify such action, NYSERDA may receive and act upon any such claim asserted at any time prior to final payment under this Agreement.

            (c) If a Stop Work Order is not cancelled and the Work covered by such Order is terminated, the reasonable costs resulting from the Stop Work Order shall be allowed by equitable adjustment or otherwise.

            (d) Notwithstanding the provisions of this Section 12.01, the maximum amount payable by NYSERDA to the Contractor pursuant to this Section
12.01 shall not be increased or deemed to be increased except by specific written amendment hereto.

     Section 12.02. Termination.

            (a) This Agreement may be terminated by NYSERDA at any time during the term of this Agreement with or without cause, upon 30 days prior written notice to the Contractor. In such event, compensation shall be paid to the Contractor for Work performed and expenses incurred prior to the effective date of termination in accordance with the provisions of the Article hereof entitled Compensation and in reimbursement of any amounts required to be paid by the Contractor pursuant to Subcontracts; provided, however, that upon receipt of any such notice of termination, the Contractor shall cease the performance of Work, shall make no further commitments with respect thereto and shall reduce insofar as possible the amount of outstanding commitments (including, to the extent requested by NYSERDA, through termination of subcontracts containing provisions therefor).

            (b) Nothing in this Article shall preclude the Contractor from continuing to carry out the Work called for by the Agreement after receipt of a Stop Work Order or termination notice at its own election, provided that, if the Contractor so elects, (i) any such continuing Work after receipt of the Stop Work Order or termination notice shall be deemed not to be Work pursuant to the Agreement and (ii) NYSERDA shall have no liability to the Contractor for any costs of the Work continuing after receipt of the Stop Work Order or termination notice.

                                 Article XIII

                            Independent Contractor

     Section 13.01. Independent Contractor. The status of the Contractor under this Agreement shall be that of an independent contractor and not that of an agent, and in accordance with such status, the Contractor, the Subcontractors, and their respective officers, agents, employees, representatives and servants shall at all times during the term of this Agreement conduct themselves in a manner consistent with such status and by reason of this Agreement shall neither hold themselves out as, nor claim to be acting in the capacity of, officers, employees, agents, representatives or servants of NYSERDA nor make any claim, demand or application for any right or privilege applicable to NYSERDA, including, without limitation, rights or privileges derived from workers' compensation coverage, unemployment insurance benefits, social security coverage and retirement membership or credit.

                                  Article XIV
                          Compliance with Certain Law

     Section 14.01. Laws of the State of New York. The Contractor shall comply with all of the requirements set forth in Exhibit B hereto.

     Section 14.02. All Legal Provisions Deemed Included. It is the intent and understanding of the Contractor and NYSERDA that each and every provision of law required by the laws of the State of New York to be contained in this Agreement shall be contained herein, and if, through mistake, oversight or otherwise, any such provision is not contained herein, or is not contained herein in correct form, this Agreement shall, upon the application of either NYSERDA or the Contractor, promptly be amended so as to comply strictly with the laws of the State of New York with respect to the inclusion in this Agreement of all such provisions.

     Section 14.03. Other Legal Requirements. The references to particular laws of the State of New York in this Article, in Exhibit B and elsewhere in this Agreement are not intended to be exclusive and nothing contained in such Article, Exhibit and Agreement shall be deemed to modify the obligations of the Contractor to comply with all legal requirements.

                                  Article XV
                                 Severability

     Section 15.01. Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations, and is intended, and shall for all purposes to be deemed to be, a single, integrated document setting forth all of the agreements and understandings of the parties hereto, and superseding all prior negotiations, understandings and agreements of such parties. If any term or provision of this Agreement or the application thereof to any person or circumstance shall for any reason and to any extent be held to be invalid or unenforceable, then such term or provision shall be ignored, and to the maximum extent possible, this Agreement shall continue in full force and effect, but without giving effect to such term or provision.

                                  Article XVI
               Notices, Entire Agreement, Amendment, Counterpart

     Section 16.01. Notices. All notices, requests, consents, approvals and other communications; which may or are required to be given by either party to the other under this Agreement shall be deemed to have been sufficiently given for all purposes hereunder when delivered or mailed by registered or certified mail, postage prepaid, return receipt requested, (i) if to NYSERDA, at Corporate Plaza West 286 Washington Avenue Extension, Albany, New York 12203-6399 or at such other address as NYSERDA shall have furnished to the Contractor in writing, and (ii) if to the Contractor at 968 Albany-Shaker Road, Albany, New York 12110, or such other address as the Contractor shall have furnished to NYSERDA in writing.

     Section 16.02. Entire Agreement: Amendment. This Agreement embodies the entire agreement and understanding between NYSERDA and the Contractor and supersedes all prior agreements and understandings relating to the subject matter hereof. Except as otherwise expressly provided for herein, this Agreement may be changed, waived, discharged or terminated only by an instrument in writing, signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

     Section 16.03. Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                                 Article XVII
                                   Publicity

     Section 17.01. Publicity.

            (a) For a period of fifteen years from the date of execution of this Agreement, the Contractor shall collaborate with NYSERDA's Manager of Technical Communications to prepare any press release and to plan for any news conference concerning the Work. In addition, the Contractor shall notify in advance NYSERDA's Manager of Technical Communications regarding any media interview in which the Work is referred to or discussed. Subsequent to the fifteen year period, the Contractor shall make every good faith effort to provide prompt notification to NYSERDA's Manager of Technical Communications of any press releases and media events.

            (b) In connection with any scientific or technical publications, the Contractor may from time to time desire to publish information regarding scientific or technical developments made or conceived in the course of or under this Agreement. In any such information the Contractor shall credit NYSERDA's funding participation in the Project, and shall state that NYSERDA has not reviewed the information contained herein, and the opinions expressed in this report do not necessarily reflect those of NYSERDA or the State of New York. Notwithstanding anything to the contrary contained herein, the Contractor shall have the right to use and freely disseminate project results for educational purposes, if applicable, consistent with the Contractor's policies.

            (c) For a period of fifteen years from the date of execution of this Agreement, commercial promotional materials or advertisements produced by the Contractor concerning the Work shall credit NYSERDA, as stated above, and shall be submitted to NYSERDA for review and recommendations to improve their effectiveness prior to use. The wording of such credit can be approved in advance by NYSERDA and, after initial approval, such credit may be used in subsequent promotional materials or advertisements without additional approvals for the credit, provided, however, that all such promotional materials or advertisements shall be submitted to NYSERDA prior to use for review, as stated above. Such approvals shall not be unreasonably withheld, and, in the event that notice of approval or disapproval is not received by the Contractor within thirty days after receipt of request for approval, the promotional materials or advertisement shall be considered approved. In the event that NYSERDA requires additional time for considering approval, NYSERDA shall notify the Contractor within thirty days of receipt of the request for approval that additional time is required and shall specify the additional amount of time necessary up to 180 days. If at any time NYSERDA and the Contractor do not agree on the wording of such credit in connection with such materials, the Contractor may use such materials, but agrees not to include such credit.

                                 Article XVIII
                             Availability of Funds

     Section 18.01. Availability of Funds. This Agreement is conditioned upon the continued availability of funds for its purposes. Should such funds become unavailable, the Contractor and NYSERDA shall be relieved of any obligations hereunder beyond the period for which funds have actually been obligated; provided, however, that the Contractor shall in all events remain responsible for the completion of all reporting and record retention requirements under this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

                              PLUG POWER, L.L.C.


                              By:   /s/ Gary Mittleman
                                  -----------------------
                              Title: President and CEO

                              NEW YORK STATE ENERGY RESEARCH
                              AND DEVELOPMENT AUTHORITY


                              By:   /s/ F. William Valentino
                                  ----------------------------
                              Title:  President

                                   EXHIBIT A
                            STATEMENT OF WORK (SOW)
                                4870-ERTER-BA-99
                        FUEL CELL DEMONSTRATION PROJECT

OBJECTIVES

     The overall objective is to manufacture, test, evaluate and demonstrate a total of [***] Plug Power 7000 PEM fuel cell power systems. The publicly accessible demonstration sites shall be spread across publicly-owned facilities in New York State for a variety of different applications that verify the ultra clean and environmentally friendly nature of PEM fuel cell power systems and garner public support for their early introduction. This Project accelerates the process of and acts as a catalyst for the wide scale deployment and commercialization of distributed fuel cell generation throughout the world. Data shall be collected on emissions and operating experience that quantify air quality improvement, fuel efficiency, and provide a basis for future product upgrade and cost reduction efforts.

     This effort consists of a three-phased Project that proceeds rapidly from laboratory evaluation of pre-production prototype units to initial field evaluation to large-scale field demonstration of production units.

TASKS

PHASE I - LABORATORY EVALUATION OF PRE-PRODUCTION PROTOTYPE UNITS

     A total of [***] Plug Power 7000 PEM fuel cell powers systems shall be built by the Contractor and evaluated demonstrated in conjunction with the New York State Center for Fuel Cell Science and Technology. The test/demonstration shall focus on increasing the experience database for failure mode effects analysis (FMEA) establishing operating strategies for the selected applications, and gaining endurance experience under simulated field conditions.


Task I-1.  Manufacture of Pre-production Prototype Units [***]
--------------------------------------------------------------


     The Contractor shall deliver a set of complete draft performance specifications for the Plug Power 7000 unit to the NYSERDA Project Manager and NYSDEC for review, comment, and written acceptance from the NYSERDA Project Manager. The Contractor shall build [***] pre-production prototype units using the best available technology that is expected to represent the serial production commercial product to be manufactured by Plug Power as the Plug Power 7000 and that meets the performance specifications. These units shall be complete systems containing all three major subsystems (fuel processor, stack and power conditioner) except for the first six units which will not require reformers since they will operate on simulated reformate. The units may utilize different components or control strategies for comparative evaluation purposes.

Task I-2.  Test and Evaluation Program
--------------------------------------

     The Contractor shall develop a test plan to evaluate the reliability, endurance, and performance of the test units and their subcomponents in the laboratory under simulated field operating conditions, and shall submit the test plan to the NYSERDA Project Manager and NYSDEC for review, comment, and written approval from the NYSERDA Project Manager. The Contractor may amend the test plan from time to time throughout the test and evaluation program to accommodate changing design features or to more fully evaluate certain aspects of system performance; and each change to the test plan shall be submitted to the NYSERDA Project Manager and NYSDEC for review, comment, and written approval from the NYSERDA Project Manager. Test activities to be included in the plan are those of Tasks I-2, I-6, and I-7. The test plan shall include a list or brief description of test procedures, data to be collected, and success criteria. The target life for the commercial production system of [***] hours with planned maintenance requires extensive endurance testing at both the system and component level. Adequate repeat data shall be taken in such a manner as to facilitate the failure modes and effects analysis program. Accelerated life testing of specific components shall be used whenever feasible. The Contractor shall conduct testing, which will take place in conjunction with the New York State Center for Fuel Cell Science and Technology, in accordance with the approved test plan and amendments thereto.

Task I-3.  Failure Modes and Effects Analysis Program and Test Design
---------------------------------------------------------------------

     The Contractor shall use test data and analysis to determine failure modes and effects. The Contractor shall adjust the test plan of Task I-2 to more fully address the findings, if needed, in accordance with the procedure specified in Task I-2.

Task I-4.  Performance Improvements
-----------------------------------

     The Contractor shall use the results of Tasks I-2 and I-3 to identify design changes that allow use of the lowest cost components that meet the overall life, reliability, and other performance specifications and project requirements. The design improvements shall be incorporated in hardware and tested in Task I-2. When the improvement is verified it shall be incorporated into the production design.

Task I-5.  Cost Improvements
----------------------------

     The Contractor shall analyze data generated in Tasks I-2 and I-3 to identify design improvements that reduce cost without impacting performance relevant to the expected applications. The design improvements shall be incorporated in hardware and tested in Task I-2. When the improvement is verified it shall be incorporated into the production design.

Task I- 6.  Environmental Testing
---------------------------------

     The Contractor shall subject one or more units to environmental testing over the range of expected operating conditions in accordance with the approved test plan (Task I-2). Typical operating ranges include [***]. The Contractor shall make and retest design improvements as needed to meet performance requirements and success criteria in accordance with the approved test plan.

Task I-7.  Emissions and Performance Certification
--------------------------------------------------

     The Contractor shall submit to the NYSERDA Project Manager and NYSDEC, for written approval from the NYSERDA Project Manager, the name and address of qualified independent laboratories to perform testing in this task. The Contractor shall have tests, as identified in the approved test plan (Task I-2), conducted by an approved laboratory to determine overall performance, efficiency, emissions [***], electrical ([***]) and acoustical noise, etc.
Where a value exceeds that considered to be acceptable in accordance with the approved test plan and accepted performance specifications, the Contractor shall take remedial action to correct the unacceptable parameter, and verify the impact of the action through retest.

Task I-8.  Interim Report
-------------------------

     The Contractor shall document the results of Phase I in an Interim Report, including summary tables or graphs of data collected, the results of all testing, and FMEA, and submit the report to the NYSERDA Project Manager and NYSDEC. (Results shall also be presented at the end-of-phase review, in accordance with Task IV-2.)

PHASE II - INITIAL FIELD EVALUATION

Task II-1.  Manufacture of Pre-production Prototype Units ([***])
-----------------------------------------------------------

     The Contractor shall manufacture [***] units using in the design, wherever possible, the information gained or design changes from Phase I that would improve performance or reduce cost. At a minimum, any design changes required to meet minimum performance requirements, in accordance with the accepted performance specification, shall be included.

Task II-2.  Site Selection and Design
-------------------------------------

     The Contractor shall develop a Field Evaluation Plan, identifying in detail all tests to be accomplished, data to be collected, analysis to be performed and success criteria. The Contractor shall submit the Field Evaluation Plan to the NYSERDA Project Manager and NYSDEC for review, comments, and written approval from the NYSERDA Project Manager. The Contractor may amend the Field Evaluation Plan from time to time throughout the field evaluation period to accommodate needed design changes or to more fully evaluate some aspect of system performance; and the Contractor shall submit all changes to the NYSERDA Project

Manager and NYSDEC for review, comment, and written approval of the NYSERDA Project Manager. The plan shall identify intervals between emissions testing, data collection rates, and required monitoring, equipment, at a minimum. Analysis shall include a determination of air quality and energy benefits of the fully integrated system, at a minimum.

     The Contractor shall develop and submit to NYSERDA and NYSDEC for review, comment, and written approval from the NYSERDA Project Manager, a Standard Draft Site Operating Agreement which shall be the basis for negotiating individual site operating agreements. This Standard Draft Site Operating Agreement shall address issues such as the State Environmental Quality Review Act (SEQRA), site preparation, site operator training, site maintenance, fuel cell system maintenance, fuel type and availability, insurance, liability, restoration of the site at the end of field evaluation, associated costs and responsibilities for those costs, and other issues determined necessary by NYSERDA or NYSDEC. It shall also address the ownership and rights to use the fuel cell units and fixtures after the field evaluation.

     The Contractor shall coordinate with NYSERDA and NYSDEC during NYSDEC's site selection process. The Contractor shall develop specifications and requirements for potential field evaluation sites based on the fuel cell systems to be demonstrated, support requirements, and other factors, and shall provide those specifications and requirements to the NYSERDA Project Manager and NYSDEC. The Contractor shall work with the selected site owners/operators to establish the installation requirements, and shall develop a design that is adequate for a subcontractor to install the mounting pad, fuel supply, electrical connection, exhaust, and protective building, or any combination thereof. These requirements are expected to vary with the specific application and may include [***]. The Contractor shall develop and enter into a Field Evaluation Site Operating Agreement, based on the Standard Draft Site Operating Agreement, with each site operator.

Task II-3.  System Installation
-------------------------------

     The Contractor shall subcontract for the site modifications and installation of the fuel cell system. The Contractor shall verify that the site is ready before the system is installed. The Contractor shall provide and install a remote data acquisition and control system to obtain frequent updates on system operating data and performance.

Task II-4.  Commissioning
-------------------------

     The Contractor shall examine the fuel cell system installation and verify that it is installed properly. The Contractor shall operate the system correcting all problems and certify that it is operating properly. The system shall then be turned over to the site owner/operator for use in accordance with the Field Evaluation Site Operating Agreement.

Task II-5.  Field Support and Data Collection
---------------------------------------------

     The systems are expected to operate for [***] or until no further useful information can be obtained from them. The Contractor shall retain ownership of the system for the duration of the field evaluation period. The Contractor shall establish and implement a preventative maintenance plan for each system. The Contractor shall monitor, collect and maintain data to support analysis in accordance with the approved Field Evaluation Plan and to ensure maximum system availability by providing quick response to system failures.

Task II-6.  Troubleshooting
---------------------------

     The Contractor shall maintain the capability to provide routine service and service for unanticipated failures within a short time of a problem being reported. The Contractor's service team shall carry a supply of all critical parts in order to make speedy repairs. The service team shall be supported by additional Contractor staff as required.

Task II-7.  Data Analysis
-------------------------

     The Contractor shall analyze the data to determine overall unit operation, performance, areas for improvement, and other information in accordance with the approved Field Evaluation Plan.

Task II-8.  Field Evaluation Completion
---------------------------------------

     Upon the completion of a particular demonstration, the Contractor shall perform the appropriate tasks as per the Field Evaluation Site Operating Agreement.

Task II-9.  Field Evaluation Report
-----------------------------------

     Upon completion of Phase II, the Contractor shall write an interim report documenting the field evaluation results, including a summary of the data collected and the results of the analysis specified in the Field Evaluation Plan. The Contractor shall submit the report to the NYSERDA Project Manager and NYSDEC. (Results shall also be presented at the end-of-phase review, in accordance with Task IV.) The Contractor shall update the performance specification approved in Task I-1 to reflect design changes implemented in Phases I and II, and shall submit the revised performance specification to the NYSERDA Project Manager and NYSDEC for review, comment, and written acceptance of the NYSERDA Project Manager.


PHASE III - DEMONSTRATION OF PRODUCTION UNITS [***]

     It is expected that the manufacturing design will have reached a level of maturity such that there is a significant confidence level for relatively unsupported operation. The demonstration program for this phase reflects that confidence level.

Task III-1.  Manufacture of Production Units
--------------------------------------------

     The Contractor shall manufacture [***] production units incorporating the information gained or design changes from Phases I and II that would improve performance or reduce cost, and that will meet the performance requirements of the accepted performance specification and accepted revisions thereto.

Task III-2. Site Selection and Design
-------------------------------------

     The Contractor shall develop a Demonstration Plan, identifying in detail all tests to be accomplished, data to be collected, and analysis to be performed during Phase III. The Contractor shall submit the Demonstration Plan to the NYSERDA Project Manager and NYSDEC for review, comment, and written approval of the NYSERDA Project Manager. The plan shall identify intervals between emissions testing, data collection rates, required monitoring equipment, and duration of the demonstration program, at a minimum. Analysis shall include a determination of air quality and energy benefits, at a minimum.

     The Contractor shall coordinate with NYSERDA and NYSDEC during NYSDEC's site selection process. The Contractor shall develop specifications and requirements for potential demonstration sites based on the fuel cell systems to be demonstrated, support requirements, and other factors, and shall provide those specifications and requirements to the NYSERDA Project Manager and NYSDEC. The Contractor shall work with the selected site owners/operators to establish the installation requirements, and shall develop a design that is adequate for a subcontractor to install the mounting pad, fuel supply, electrical connection, exhaust, and protective building, or any combination thereof. These requirements are expected to vary with the specific application and may include utility grid connection, choice of fuel, inside or outside installation, concrete pad, etc. The Contractor shall develop and enter into a Demonstration Site Operating Agreement, based on the Demonstration Plan and Standard Draft Site Operating Agreement (Task II-2), with each site owner.

Task III-3.  System Installation
--------------------------------

     The Contractor shall subcontract for the site modifications and installation of the demonstration unit. The Contractor shall verify that the site is ready before the unit is installed. The Contractor shall provide and install a remote data acquisition and control system to obtain frequent updates on system operating data and performance.

Task III-4. Commissioning
-------------------------

     The Contractor shall examine the unit installation and verify that the unit is installed properly. The Contractor shall operate the unit correcting all problems and certify that it is operating properly. The unit shall then be turned over to the site owner, operator for use in accordance with the Demonstration Site Operating Agreement.

Task III-5, Field Support and Data Collection
---------------------------------------------

     The systems are expected to operate for a minimum of [***]. The Contractor shall retain ownership of the system for the duration of the demonstration period. The Contractor shall establish and implement a preventative maintenance plan for each system. The Contractor shall monitor, collect and maintain data to support analysis in accordance with the approved Demonstration Plan and to ensure maximum system availability by providing quick response to system failures.

Task III-6.  Troubleshooting
----------------------------

     The Contractor shall maintain the capability to provide routine service and service for unanticipated failures within a short time of a problem being reported. The Contractor's service team shall carry a supply of all critical parts in order to make speedy repairs. The service team shall be supported by additional Contractor staff as required.

Task III-7.  Data Analysis
--------------------------

     The Contractor shall analyze the data to determine overall unit operation, performance, areas for improvement, and other information in accordance with the approved Demonstration Plan.

Task III-8.  Unit Decommissioning
---------------------------------

     Upon the completion of a particular demonstration, the Contractor shall perform the appropriate tasks as per the Demonstration Site Operating Agreement developed in Task III-2.

Task III-9.  Demonstration Report
---------------------------------

     Upon completion of Phase III, the Contractor shall write an interim report documenting the demonstration results, including a summary of the data collected and the results of the analysis specified in the Demonstration Plan. The Contractor shall submit the report to the NYSERDA Project Manager and NYSDEC. (Results shall also be presented at the wrapup meeting, in accordance with Task IV-2.)

PROJECT MANAGEMENT

     Task I V-I. Progress Reports: The Contractor shall provide brief progress reports once each month during the period that the work is performed, which shall be submitted to the NYSERDA Project Manager and NYSDEC in duplicate no later than the 15th of each following month. Progress Reports shall be in a letter format and shall include the following subjects in the order indicated, with appropriate explanation and discussion:

     Title of project;

     Agreement number;
     Reporting period;
     Progress of project during the reporting period;
     Identification of problems;
     Planned solutions;
     Schedule - percent or degree of tasks completed to date, critical path analysis, and ability to meet contract schedule, reasons for slippage, and path to recovery; and
     Cost - analysis of actual cost incurred in relation to budget and progress to date, and ability to complete project within contract budget.

     The Contractor shall immediately notify the NYSERDA Project Manager of any significant breakthroughs or problems. The Contractor shall, from time to time after completion of the project, provide at the request of NYSERDA data and information related to this project, including but not limited to energy and environmental data, system deployments, technology spinoffs, job creation, system limitations, and other information to assess the long-term effectiveness of this project.

       Task- IV-2. Meetings: The Contractor shall allow the NYSERDA Project Manager or other designated NYSERDA personnel, and designated NYSDEC personnel, to visit the facility to review work in progress on a non- interference basis, at the request of the NYSERDA Project Manager. In addition, the Contractor shall hold the following meetings as indicated in the schedule: Kickoff Meeting, End-of-Phase Review Meetings, and a wrap-up meeting. The Contractor shall schedule meetings at a time and place agreeable to the participants, provide-of-Phase Review Meetings, and a wrap-up meeting. The Contractor shall schedule meetings at a time and place agreeable to the participants, provide a written agenda five days in advance of the meeting, and document each meeting with minutes that shall be distributed to the project team members and other attendees no later than 10 business days following the meeting. Invited participants shall include the NYSERDA Project Manager and designated NYSDEC personnel.

     Task IV-3. Presentation of Results: Except for the Contractor's proprietary and business sensitive data, the Contractor shall publicize the technology and the results of the demonstration program in scientific journals and conference proceedings, as well as trade shows, magazines, and on the world-wide web, as appropriate. The Contractor shall work with the State, NYSERDA, NYSDEC, and the operators/managers of each State or other facility involved in the system demonstration to publicize and provide access to the general public, to the extent possible.

     Task IV-4. Final Report: The Contractor shall prepare a detailed final report covering all of the work performed, except for information that would impact the Contractor's competitive position. In particular, the report shall provide the findings regarding potential air quality and energy benefits of widespread deployment of the system, and shall identify appropriate applications for the technology based on performance achieved in the demonstration program. Four copies of the draft final report shall be submitted to the

NYSERDA Project Manager in accordance with the schedule. NYSERDA and NYSDEC shall provide their comments to the Contractor within 60 working days after receipt of the draft. Within 30 working days after receipt of NYSERDA's and NYSDEC's comments, the Contractor shall submit the Final Report, reflecting NYSERDA's and NYSDEC's comments, to the NYSERDA Manager of Technical Publications in conformance with the NYSERDA Report Format and Style Guide.

[Chart listing milestone payment and progress schedule is omitted pursuant to Rule 406 under the Securities Act and has been filed separately with the Securities and Exchange Commission]

                                   EXHIBIT B

                                 REVISED 6/98
           STANDARD TERMS AND CONDITIONS FOR ALL NYSERDA AGREEMENTS (Based on Standard Clauses for New York State Contracts)

     The parties to the attached agreement, contract, license, lease, amendment, modification or other agreement of any kind (hereinafter, "the Agreement" or "this Agreement") agree to be bound by the following clauses which are hereby made a part of the Agreement (the word "Contractor" herein refers to any party other than NYSERDA, whether a contractor, licensor, licensee, lessor, lessee or any other party):

     1. NON-DISCRIMINATION REQUIREMENTS. In accordance with Article 15 of the Executive Law (also known as the Human Rights Law) and all other State and Federal statutory and constitutional non-discrimination provisions, the Contractor will not discriminate against any employee or applicant for employment because of race, creed, color, sex, national origin, age, disability or marital status. Furthermore, in accordance with Section 220-e of the Labor Law, if this is an Agreement for the construction, alteration or repair of any public building or public work or for the manufacture, sale or distribution of materials, equipment or supplies, and to the extent that this Agreement shall be performed within the State of New York, Contractor agrees that neither it nor its subcontractors shall, by reason of race, creed, color, disability, sex or national origin: (a) discriminate in hiring against any New York State citizen who is qualified and available to perform the work; or (b) discriminate against or intimidate any employee hired for the performance of work under this Agreement. If this is a building service Agreement as defined in Section 230 of the Labor Law, then, in accordance with Section 239 thereof, Contractor agrees that neither it nor its subcontractors shall, by reason of race, creed, color, national origin, age, sex or disability: (a) discriminate in hiring against any New York State citizen who is qualified and available to perform the work; or
(b) discriminate against or intimidate any employee hired for the performance of work under this contract. Contractor is subject to fines of $50.00 per person per day for any violation of Section 220-e or Section 239 as well as possible termination of this Agreement and forfeiture of all moneys due hereunder for a second subsequent violation.

     2. WAGE AND HOURS PROVISION. If this is a public work Agreement covered by Article 8 of the Labor Law or a building service Agreement covered by Article 9 thereof, neither Contractor's employees nor the employees of its subcontractors may be required or permitted to work more than the number of hours or days stated in said statutes, except as otherwise provided in the Labor Law and as set forth in prevailing wage and supplement schedules issued by the State Labor Department. Furthermore, Contractor and its subcontractors must pay at least the prevailing wage rate and pay or provide the prevailing supplements, including the premium rates for overtime pay, as determined by the State Labor Department in accordance with the Labor Law.

     3.   NON-COLLUSIVE BIDDING REQUIREMENT. In accordance with Section

2878 of the Public Authorities Law, if this Agreement was awarded based upon the submission of bids, Contractor warrants, under penalty of perjury, that its bid was arrived at independently and without collusion aimed at restricting competition. Contractor further warrants that, at the time Contractor submitted its bid, an authorized and responsible person executed and delivered to NYSERDA a non-collusive bidding certification on Contractor's behalf.

     4. INTERNATIONAL BOYCOTT PROHIBITION. If this Agreement exceeds $5,000, the Contractor agrees, as a material condition of the Agreement, that neither the Contractor nor any substantially owned or affiliated person, firm, partnership or corporation has participated, is participating, or shall participate in an international boycott in violation of the Federal Export Administration Act of 1979 (50 USC App. Sections 2401 et seq.) or regulations thereunder. If such Contractor, or any of the aforesaid affiliates of Contractor, is convicted or is otherwise found to have violated said laws or regulations upon the final determination of the United States Commerce Department or any other appropriate agency of the United States subsequent to the Agreement's execution, such Agreement, amendment or modification thereto shall be rendered forfeit and void. The Contractor shall so notify NYSERDA within five (5) business days of such conviction, determination or disposition of appeal. (See and compare Section 220-f of the Labor Law, Section 139-h of the State Finance Law, and 2 NYCRR 105.4).

     5. SET-OFF RIGHTS. NYSERDA shall have all of its common law and statutory rights of set-off. These ri2hts shall include, but not be limited to, NYSERDA's option to withhold for the purposes of set-off any moneys due to the Contractor under this Agreement up to any amounts due and owing to NYSERDA with regard to this Agreement, any other Agreement, including any Agreement for a term commencing prior to the term of this Agreement. plus any amounts due and owing to NYSERDA for any other reason including, without limitation, tax delinquencies, fee delinquencies or monetary penalties relative thereto.

     6. CONFLICTING TERMS. In the event of a conflict between the terms of the Agreement (including any and all attachments thereto and amendments thereof) and the terms of this Exhibit B, the terms of this Exhibit B shall control.

     7. GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York except where the Federal supremacy clause requires otherwise.

     8. NO ARBITRATION. Disputes involving this Agreement, including the breach or alleged breach thereof, may not be submitted to binding arbitration (except where statutorily required) without the NYSERDA's written consent, but must, instead, be heard in a court of competent jurisdiction of the State of New York.

     9. SERVICE OF PROCESS. In addition to the methods of service allowed by the State Civil Practice Law and Rules ("CPLR"), Contractor hereby consents to service of process upon it by registered or certified mail, return receipt requested. Service hereunder shall be complete upon Contractor's actual receipt of process or upon NYSERDA's receipt of the return thereof by the United States Postal Service as refused or undeliverable. Contractor must promptly notify NYSERDA, in writing, of each and every change of address to which service of process can be made. Service by NYSERDA to the last known address shall be sufficient. Contractor will have thirty (30) calendar days after service hereunder is complete in which to respond.

     10. CRIMINAL ACTIVITY. If subsequent to the effectiveness of this Agreement, NYSERDA comes to know of any allegation previously unknown to it that the Contractor or any of its principals is under indictment for a felony, or has been, within five (5) years prior to submission of the Contractor's proposal to NYSERDA, convicted of a felony, under the laws of the United States or Territory of the United States, then NYSERDA may exercise its stop work right under this Agreement. If subsequent to the effectiveness of this Agreement, NYSERDA comes to know of the fact, previously unknown to it, that Contractor or any of its principals is under such indictment or has been so convicted, then NYSERDA may exercise its right to terminate this Agreement. If the Contractor knowingly withheld information about such an indictment or conviction, NYSERDA may declare the Agreement null and void and may seek legal remedies against the Contractor and its principals. The Contractor or its principals may also be subject to penalties for any violation of law which may apply in the particular circumstances. For a Contractor which is an association, partnership, corporation. or other organization, the provisions of this paragraph apply to any such indictment or conviction of the organization itself or any of its officers, partners, or directors or members of any similar governing body, as applicable.

     11. PERMITS. It is the responsibility of the Contractor to acquire and maintain, at its own cost, any and all permits, licenses, easements, waivers and permissions of every nature necessary to perform the work.

     12. PROHIBITION ON PURCHASE OF TROPICAL HARDWOOD . The Contractor certifies and warrants that all wood products to be used under this Agreement will be in accordance with, but not limited to, the specifications and provisions of State Finance Law Section 165 (Use of Tropical Hardwoods), which prohibits purchase and use of tropical hardwoods, unless specifically exempted by NYSERDA.

                                   EXHIBIT C

                         REPORT FORMAT AND STYLE GUIDE

                                    PURPOSE

     This document explains how to prepare a technical report for the New York State Energy Research and Development Authority (NYSERDA). It describes editorial and production procedures and gives electronic data-transfer information. NYSERDA's contractors prepare the reports describing NYSERDA research and development projects that NYSERDA publishes. Please direct questions about format and style to Paula Rosenberg of NYSERDA's Technical Publications unit: (518) 862-1090, ext. 3270; fax (518) 862-1091 - e-mail
prlgnvserda.org

                                  COPYRIGHTS

     All material borrowed or adapted from other sources should be properly identified (i.e., document, source, date, and page). The contractor must obtain the copyright owner's written permission to use copyrighted illustrations, tables, or substantial amounts of text from another publication.

                          REPORT FORMAT AND SEQUENCE

     The following items are required in all technical reports and should be paginated in the following sequence:

          Title page                                   (no page number)
          Notice                                       (no page number)
          Abstract                                     (iii)
          Acknowledgments (optional)                   (iv)
          Table of Contents including listings
            of figures and tables                      (v or vii)
          Summary                                      (S- 1)

NOTE: the Abstract, Table of Contents, and each section begin on right-hand, odd-numbered pages.

     The following information is required (see sample on last page):

     Report title and type of report (i.e., final, interim or summary) Name of NYSERDA project manager(s) Corporate name, city, and state of contractor(s), including contact person(s) or project manager(s) Project cosponsors, including contact person(s) or project manager(s) Contract number (e.g., 3178-ERTER-MW-94)

Notices

     One of these legal notices or disclaimers is required:

     When NYSERDA is the project's sole sponsor, this notice must be used:

                                    NOTICE

     This report was prepared by in the course of performing work contracted for and sponsored by the New York State Energy Research and Development Authority (hereafter "NYSERDA"). The opinions expressed in this report do not necessarily reflect those of NYSERDA or the State of New York, and reference to any specific product., service, process, or method does not constitute an implied or expressed recommendation or endorsement of it. Further, NYSERDA, the State of New York, and the contractor make no warranties or representations, expressed or implied, as to the fitness for particular purpose or merchantability of product, apparatus, or service, or the usefulness, completeness, or accuracy of any processes, methods, or other information contained, described, disclosed, or referred to in this report. NYSERDA, the State of New York, and the contractor make no representation that the use of any product, apparatus, process, method, or other information will not infringe privately owned rights and will assume no liability for any loss, injury, or damage resulting from, or occurring in connection with, the use of information contained, described, disclosed, or referred to in this report.

     When there are other project cosponsors, use the following notice instead:

                                    NOTICE

     This report was prepared by in the course of performing work contracted for and sponsored by the New York State Energy Research and Development Authority and the (hereafter the "Sponsors"). The opinions expressed in this report do not necessarily reflect those of the Sponsors or the State of New York. and reference to any specific product, service, process, or method does not constitute an implied or expressed recommendation or endorsement of it. Further, the Sponsors and the State of New York make no warranties or representations. expressed or implied, as to the fitness for particular purpose or merchantability of any product, apparatus. or service, or the usefulness, completeness, or accuracy of any processes, methods, or other information contained, described, disclosed, or referred to in this report. The Sponsors, the State of New York, and the contractor make no representation that the use of any product, apparatus, process, method, or other information will not infringe privately owned rights and will assume no liability for any loss. injury, or damage resulting from, or occurring, in connection with, the use of information contained, described. disclosed, or referred to in this report.

     Abstract and Key Words - right-hand, odd-numbered page [iii]. An abstract is a brief, 200-word description of project objectives, investigative methods used, and research conclusions or applications. This information will be used when NYSERDA registers the report with the National Technical Information Service (NTIS). A list of key words that describe the project and identify the major research concept should be submitted with the report. Four to six precise descriptors are generally sufficient and will be used for indexing, registering, and distributing the report through NTIS.

     Acknowledgments (optional) - left-hand, even-numbered page [iv] Acknowledgments precede the contents and should be no longer than two paragraphs.

     Table of Contents and Lists of Figures and Tables - begin on odd-numbered, right-hand pages [v. vii. ix, etc.]] The Table of Contents should list section numbers, titles, second-level headings, and their page numbers. Third-level headings also may be listed. If the report contains five or more figures or tables, they should be listed using the style of the Table of Contents. The following samples are boxed only to set them apart in this document.

     Summary - right-hand, odd-numbered page entitled The Summary, which immediately precedes the body of the text, should be written for a general audience. The Summary may be the only part of the technical report closely read by a number of people, many of whom lack a technical background. These may include industry and utility executives, government officials, legislators. the general public, and media representatives. The Summary should be 500-1000 words long.

                               TABLE OF CONTENTS

Section                                                                   Page

SUMMARY................................................................    S-I

I DESCRIPTION OF STUDY.................................................    1-1

Sources of Information.................................................    1-5

Bases of Evaluation...................................................     1-9

2 EXISTING CONDITIONS..................................................    2-1

Architecture...........................................................    2-3

Mechanical and Electrical Systems......................................   2-13

3 ANALYSIS OF PRESENT ENERGY USE.......................................    3-1

Analysis of Use by Systems.............................................    3-3

Analysis of Use by Hospital Services.....................................  3-17

APPENDIX A Comparison of Expenses for NYS Hospitals......................   A-1

APPENDIX B Forms for Energy Audits in Hospitals..........................   B-1

                                    FIGURES

                                                                           Page

1-1 Comparative Energy Use Per Cubic Foot in Hospitals Under 200 Beds....   1-2

2-1 View of Community Hospital from South................................   2-1

2-2 Site Plan............................................................   2.5

                              GENERAL INFORMATION

     The first reference to NYSERDA should read "the New York State Energy Research and Development Authority (NYSERDA)." Subsequent references should read simply "NYSERDA." When it is clear that you are referring to New York State, use State; otherwise, use New York State or the State of New York.

                                     COPY

9 Page format:

     .    Margins should be 1.25 inches left and right; 1 inch top and bottom.

     .    Use left-hand justification only.

     . Text should be in a 10-point serif font (i.e., Times Roman, Bookman, etc.); captions, tables, and figures should be in a sans-serif font (i.e., Helvetica, Arial, etc.).

     .    Spacing should be 1.5 lines, printed on one side of the paper.

     . Block-style paragraphs should be used, with no indentation (except for fifth-level headings, which should be blocked on the left; see Heading Styles, below).

     .    There should be two returns between a paragraph and the next heading.

     Material borrowed or extracted from external sources must be identified by document, source, date, and page). Written permission to use copyrighted illustrations, tables. or text taken from another publication must be submitted with the report.

     Avoid half-page and one-sentence paragraphs.

     Do not use contractions.

     When referring to a specific figure or table, spell out and capitalize the words "Figure" and "Table."

     Indented lists of material should be set off with bullets:

     . If a typographical bullet is unavailable, the bullet is a lower case "o," not zero.

     .    One blank line should precede and follow a list.

     .    Bulleted items should be indented left and right.

     All new sections should begin on a right-hand, odd-numbered page (e.g., 1-1, 2-1, A-1, etc.).

     .    Percentages should be written as follows: 1%, 76%, etc.

     . Acronyms must be spelled out the first time used, followed by the acronym in parentheses.

                                HEADING STYLES

     The heading styles illustrated below should be used. (Only section headings should be numbered.)

FIRST-LEVEL HEADING

                                   Section I

                                 INTRODUCTION

     The heading is upper case, centered, and boldfaced: the text is below the heading at the left margin.

SECOND-LEVEL HEADING

     The heading is upper case, at the left margin, and boldfaced: the text is at the left margin.

Third-Level Heading

     The heading is upper and lower case, at the left margin, boldfaced and underscored; the text is at the left margin.

Fourth-Level Heading.

     The heading is upper and lower case, at the left margin, boldfaced, and underscored. with a period at the end. The text continues on the same line as the heading. The remaining text goes back out to the left margin.

Fifth-Level Heading.

     The heading, is upper and lower case, indented, boldfaced, and underscored with a period at the end. The text continues on the same line, with the remaining text indented left and right.

                              TABLES AND FIGURES

     Tables and figures must be numbered sequentially and titled individually.

     Place tables and figures as close as possible to the text in which they are mentioned.

     Distinguish tabular material from the text.

     Cite a source if the tabular material or figure content has not been generated by the contractor.

     Figure captions should be complete sentences when appropriate.

     Use "Figure I," not "Fig. I," or "Table I." in the text, as well as for captions. Examples:

     .    Table I details demand-side management options.

     As shown in Figure 1, the demand-side management program offers numerous options.

     .    Figure captions should be typed in boldface.

          - Figure 1. Demand-Side Management Options in New York State.

     . Unless generated by the contractor, a source should always be cited. The figure source should appear after the caption (e.g., Source:
          Lawrence Berkeley Laboratory); the table source should be noted with an asterisk and footnoted.

     . Photographs and drawings should be limited in number, with the following guidelines:

          - Black-and-white line drawings or good-quality, clear halftones (black-and-white photographs) may be used. Color artwork and photos will be printed in black-and-white.

          - Slides should be converted to black-and-white photos before being submitted.

          -    Photographs should be printed on glossy stock, preferably 5"x7"

                         REFERENCES AND BIBLIOGRAPHIES

     The format in Manual of Style (University of Chicago Press, Chicago. Illinois) should be used for reference listings and bibliographies.

     Bibliographic entries should be listed alphabetically by author, as follows:

     Hawkins, R.R. Scientific, Medical, and Technical Books Published in the United States of America. 2d ed. New York: Bowker, 1958.

                              REPORT REQUIREMENTS

     Two hard copies of the draft final report must be submitted to NYSERDA's Manager of Technical Publications.

     After review by the Project Manager and Technical Publications staff, the draft will be returned to the contractor for final corrections. The contractor is responsible for satisfactorily addressing technical comments from NYSERDA and other co-funders. When making editorial corrections, the contractor must ensure that technical content is not compromised.

     After editorial corrections have been made, the contractor must submit two hard copies of the final report (one a camera-ready original and the other a photocopy) and the report on a PC-formatted computer diskette to NYSERDA'S Manager of Technical Publications.

Diskette Requirements

     Material must be submitted on an IBM personal computer-compatible 3.5-inch, double-sided (DS), high-density (HD) diskette that has been formatted for 1.44 megabytes (MB) of storage.

     A 3.5-inch IBM-PC-compatible diskette, double-sided, double-density, formatted for 720 kilobytes is acceptable only when the above requirements cannot be met.

     Textual material should be created in a format compatible with WordPerfect 6.1.While other word-processing programs may be able to be converted, results may vary. Characteristics such as underlining, bold, italics, and many special characters that often appear in equations may be lost if WordPerfect 6.1 is not used. If you are unable to meet these electronic transfer requirements, before submitting your report please contact Paula Rosenberg of NYSERDA's Technical Publications unit at (518) 862-1090, ext. 3270; fax (518) 862-1091; e-mail
prl@nyserda.org

            CITY OF LOCKPORT INFLUENT HYDROPOWER FEASIBILITY STUDY

Final Report

Prepared for

THE NEW YORK STATE ENERGY, RESEARCH AND DEVELOPMENT AUTHORITY Albany, NY

Lawrence J. Pakenas, P.E. Senior Project Manager

Prepared by,

CITY OF LOCKPORT Lockport, NY

Michael Die, Project Manager

and

INIALCOLM PIPUNIE, INC.

Buffalo, NY

Vincent J. Funipiello. P.E. Project Manager

Sample title page. Font is a serif font (Times Roman). Bold-faced text is 13 pt., small caps. The rest of the type is 11 pt., plain text.

4311 -ERTER-NfW-97
NYSERDA Report 98-11

July 1998

New York State Energy Research and Development Authority Technical Publications Corporate Plaza West 286 Washington Avenue Extension Albany, New York 12203-6399 November 1998

                                   EXHIBIT D

                        PROMPT PAYMENT POLICY STATEMENT

     Section 504.1  Purpose and applicability.

          (a) The purpose of this Part is to implement section 2880 of the Public Authorities Law by detailing NYSERDA's policy for making payment promptly on amounts properly due and owing by NYSERDA under contracts. This Part constitutes NYSERDA's prompt payment policy statement as required by that section.

          (b) This Part generally applies to payments due and owing by NYSERDA to a person or business in the private sector under a contract it has entered into with NYSERDA on or after May 1, 1988. This Part does not apply to payments due and owing:

               (1)  under the Eminent Domain Procedure Law;

               (2) as interest allowed on judgments rendered by a court pursuant to any provision of law except Section 2880 of the Public Authorities Law;

               (3) to the Federal Government; to any state agency or its instrumentalities, to any duly constituted unit of local government, including but not limited to counties, cities, towns, villages, school districts, special districts or any of their related instrumentalities or any other public authority or public benefit corporation or to its employees when acting in, or incidental to, their public employment capacity;

               (4) if NYSERDA is exercising a legally authorized set-off against all or part of the payment; or

               (5) if other State or Federal law or rule or regulation specifically requires otherwise.

     Section 504.2 Definitions. As used in this Part, the following terms shall have the following meanings, unless the context shall indicate another or different meaning or intent:

          (a) "NYSERDA" means the New York State Energy Research and Development Authority.

          (b) "Contract" means an enforceable agreement entered into between NYSERDA and a contractor.

          (c) "Contractor" means any person, partnership, private corporation, or association:

               (1) selling materials, equipment or supplies or leasing property or equipment to NYSERDA pursuant to a contract;

               (2) constructing, reconstructing, rehabilitating or repairing buildings, highways or other improvements for, or on behalf of, NYSERDA pursuant to a contract; or

               (3) rendering or providing services to NYSERDA pursuant to a contract.

          (d) "Date of payment" means the date on which NYSERDA requisitions a check from its statutory fiscal agent, the Department of Taxation and Finance, to make a payment.

          (e) "Designated payment office" means the Office of NYSERDA's Controller, located at Corporate Plaza West, 286 Washington Avenue Extension, Albany, New York 12203-6399.

          (f) "Payment" means provision by NYSERDA of funds in an amount sufficient to satisfy a debt properly due and owing to a contractor and payable under all applicable provisions of a contract to which this Part applies and of law, including but not limited to provisions for retained amounts or provisions which may limit NYSERDA's power to pay, such as claims, liens, attachments or judgments against the contractor which have not been properly discharged, waived or released.

          (g) "Prompt payment" means a payment within the time periods applicable pursuant to Sections 504.3 through 504.5 of this Part in order for NYSERDA not to be liable for interest pursuant to Section 504.6.

          (h) "Payment due date" means the date by which the date of payment must occur, in accordance with the provisions of Sections 504.3 through 504.5 of this Part, in order for NYSERDA not to be liable for interest pursuant to
Section 506.

          (i) "Proper invoice" means a written request for a contract payment that is submitted by a contractor setting forth the description, price or cost, and quantity of goods, property or services delivered or rendered, in such form, and supported by such other substantiating documentation. as NYSERDA may reasonably require, including but not limited to any requirements set forth in the contract; and addressed to NYSERDA's Controller, marked "Attention: Accounts Payable." at the designated payment office.

               (1)  "Receipt of an invoice" means:

                    (i) if the payment is one for which an invoice is required, the later of:

                         (a) the date on which a proper invoice is actually received in the designated payment office during normal business hours; or

                         (b) the date by which, during normal business hours, NYSERDA has actually received all the purchased goods, property or services covered by a proper invoice previously received in the designated payment office.

                    (ii) if a contract provides that a payment will be made on a specific date or at a predetermined interval, without having to submit a written invoice the 30th calendar day, excluding legal holidays, before the date so specified or predetermined.

               (2) For purposes of this subdivision, if the contract requires a multifaceted, completed or working system, or delivery of no less than a specified quantity of goods, property or services and only a portion of such systems or less than the required goods, property or services are working, completed or delivered, even though the Contractor has invoiced NYSERDA for the portion working, completed or delivered, NYSERDA will not be in receipt of an invoice until the specified minimum amount of the systems, goods, property or services are working, completed or delivered.

          (k) "Set-off" means the reduction by NYSERDA of a payment due a contractor by an amount equal to the amount of an unpaid legally enforceable debt owed by the contractor to NYSERDA.

     Section 504.3 Prompt payment schedule. Except as otherwise provided by law or regulation or in

     Sections 504.4 and 504.5 of this Part, the date of payment by NYSERDA of an amount properly due and owing under a contract shall be no later than 30 calendar days, excluding legal holidays, after such receipt.

     Section 504.4  Payment procedures.

          (a) Unless otherwise specified by a contract provision, a proper invoice submitted by the contractor to the designated payment office shall be required to initiate payment for goods, property or services. As soon as any invoice is received in the designated payment office during normal business hours, such invoice shall be date-stamped. The invoice shall then promptly be reviewed by NYSERDA.

          (b) NYSERDA shall notify the contractor within 15 calendar days after receipt of an invoice of:

               (1)  any defects in the delivered goods, property or services;

               (2)  any defects in the invoice, and

               (3)  suspected improprieties of any kind.

          (c) The existence of any defects or suspected improprieties shall prevent the commencement of the time period specified in Section 504.3 until any such defects or improprieties are corrected or otherwise resolved.

          (d) If NYSERDA fails to notify a contractor of a defect or impropriety within the fifteen calendar day period specified in subdivision (b) of this section, the sole effect shall be that the number of days allowed for payment shall be reduced by the number of days between the 15th day and the day that notification was transmitted to the contractor. If NYSERDA fails to provide reasonable grounds for its contention that a defect or impropriety exists, the sole effect shall be that the payment due date shall be calculated using the original date of receipt of an invoice.

          (e) In the absence of any defect or suspected impropriety, or upon satisfactory correction or resolution of a defect or suspected impropriety, NYSERDA shall make payment, consistent with any such correction or resolution and the provisions of this Part.

     Section 504.5 Exceptions and extension of payment due date. NYSERDA has determined that, notwithstanding the provisions of Sections 504.3 and 504.4 of this Part, any of the following facts or circumstances, which may occur concurrently or consecutively, reasonably justify extension of the payment due date:

          (a) If the case of a payment which a contract provides will be made on a specific date or at a predetermined interval, without having to submit a written invoice, if any documentation, supporting data, performance verification, or notice specifically required by the contract or other State or Federal mandate has not been submitted to NYSERDA on a timely basis, then the payment due date shall be extended by the number of calendar days from the date by which all such matter was to be submitted to NYSERDA and the date when NYSERDA has actually received such matter.

          (b) If an inspection or testing period, performance verification, audit or other review or documentation independent of the contractor is specifically required by the contract or by other State or Federal mandate, whether to be performed by or on behalf of NYSERDA or another entity, or is specifically permitted by the contract or by other State or Federal provision and NYSERDA or other entity with the right to do so elects to have such activity or documentation undertaken, then the payment due date shall be extended by the number of calendar days from the date of receipt of an invoice to the date when any such activity or documentation has been completed, NYSERDA has actually received the results of such activity or documentation conducted by another entity, and any deficiencies identified or issues raised as a result of such activity or documentation have been corrected or otherwise

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resolved.

          (c) If an invoice must be examined by a State or Federal agency, or by another party contributing to the funding of the contract, prior to payment, then the payment due date shall be extended by the number of calendar days from the date of receipt of an invoice to the date when the State or Federal agency, or other contributing party to the contract, has completed the inspection, advised NYSERDA of the results of the inspection, and any deficiencies identified or issues raised as a result of such inspection have been corrected or otherwise resolved.

          (d) If appropriated funds from which payment is to be made have not yet been appropriated or, if appropriated, not yet been made available to NYSERDA, then the payment due date shall be extended by the number of calendar days from the date of receipt of an invoice to the date when such funds are made available to NYSERDA.

     Section 504.6 Interest eligibility and computation. If NYSERDA fails to make prompt payment, NYSERDA shall pay interest to a contractor on the payment when such interest computed as provided herein is equal to or more than ten dollars. Interest shall be computed and accrue at the daily rate in effect on the date of payment, as set by the New York State Tax Commission for corporate taxes pursuant to Section 1096(e)(1) of the Tax Law. Interest on such a payment shall be computed for the period beginning on the day after the payment due date and ending on the date of payment.

     Section 504.7 Sources of funds to pay interest. Any interest payable by NYSERDA pursuant to this Part shall be paid only from the same accounts, funds, or appropriations that are lawfully available to make the related contract payment.

     Section 504.8 Incorporation of prompt payment policy statement into contracts. The provisions' of this Part in effect at the time of the creation of a contract shall be incorporated into and made a part of such contract and shall apply to all payments as they become due and owing pursuant to the terms and conditions of such contract, notwithstanding that NYSERDA may subsequently amend this Part by further rulemaking.

     Section 504.9 Notice of objection. Unless a different procedure is specifically prescribed in a contract, a contractor may object to any action taken by NYSERDA pursuant to this Part which prevents the commencement of the time in which interest will be paid by submitting a written notice of objection to NYSERDA. Such notice shall be signed and dated and concisely and clearly set forth the basis for the objection and be addressed to the Vice President, New York State Energy Research and Development Authority, Corporate Plaza West, 286 Washington Avenue Extension, Albany, New York 12203-6399. The Vice President of NYSERDA, or his or her designee, shall review the objection for purposes of affirming or modifying NYSERDA's action. Within 15 working days of the receipt of the objection, the Vice President, or his or her designee, shall notify the contractor either that NYSERDA's action is affirmed or that it is modified or that, due to the complexity of the issue, additional

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time is needed to conduct the review; provided, however, in no event shall the extended review period exceed 30 working days.

     Section 504.10 Judicial Review. Any determination made by NYSERDA pursuant to this Part which prevents the commencement of the time in which interest will be paid is subject to judicial review in a proceeding pursuant to Article 78 of the Civil Practice Law and Rules. Such proceedings shall be commenced upon completion of the review procedure specified in Section 504.9 of this Part or any other review procedure that may be specified in the contract or by other law, rule, or regulation.

     Section 504.11  Court action or other legal processes.

          (a) Notwithstanding any other law to the contrary, the liability of NYSERDA to make an interest payment to a contractor pursuant to this Part shall not extend beyond the date of a notice of intention to file a claim, the date of a notice of a claim, or the date commencing a legal action for the payment of such interest, whichever occurs first.

          (b) With respect to the court action or other legal processes referred to in subdivision (a) of this section, any interest obligation incurred by NYSERDA after the date specified therein pursuant to any provision of law other than Public Authorities Law Section 2880 shall be determined as prescribed by such separate provision of law, shall be paid as directed by the court, and shall be paid from any source of funds available for that purpose.

     Section 504.12 Amendments. These regulations may be amended by resolution of NYSERDA, provided that the Chair, upon written notice to the other Members of NYSERDA, may from time to time promulgate nonmaterial amendments of these regulations.

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